 Exhibit 8.1

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

January 17, 2024

JPMorgan Chase & Co.
383 Madison Avenue
New York, New York 10179

JPMorgan Chase Financial Company LLC
383 Madison Avenue, Floor 5
New York, New York, 10179

Ladies and Gentlemen:

We have acted as special tax counsel to JPMorgan Chase & Co., a Delaware corporation (the “Company”), and JPMorgan Chase Financial Company LLC, a Delaware limited liability company (“JPMCFC”), in connection with JPMCFC’s offer (the “Exchange Offer”) to exchange JPMCFC’s Alerian MLP Index ETNs due January 28, 2044 (the “New Notes”), which will be fully and unconditionally guaranteed by the Company, to be issued pursuant to the Indenture dated as of February 19, 2016 among JPMCFC, the Company and Deutsche Bank Trust Company Americas, as trustee, for any and all of the Company’s outstanding Alerian MLP Index ETNs due May 24, 2024 pursuant to the registration statement on Form S-4 (the “Registration Statement”) filed by JPMCFC and the Company with the Securities and Exchange Commission and the prospectus included therein (the “Prospectus”). This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

We hereby confirm that our opinion as to the material U.S. federal income tax consequences of participating in the Exchange Offer and of investing in the New Notes is set forth in full under the heading “Material U.S. Federal Income Tax Consequences” in the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Material U.S. Federal Income Tax Consequences” in the Prospectus. By such consent we do not concede that we are an “expert” for the purposes of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP